UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report: June 26, 2007
(Date of earliest event reported)

CAVALIER HOMES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9792 (Commission File Number)	63-0949734 (IRS Employer Identification No.)

32 Wilson Boulevard 100 Addison, Alabama (Address of Principal Executive Offices)	35540 (Zip Code)

(256) 747-9800
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Effective as of June 26, 2007, a wholly owned subsidiary of Cavalier Homes Inc. (the “Company”) entered into three contracts dated June 21, 2007 to build and deliver a total of 500 homes to the Mississippi Emergency Management Agency (MEMA), as part of that state's ongoing efforts to provide permanent and semi-permanent housing for residents displaced by Hurricane Katrina. The homes, 300 two-bedroom and 200 three-bedroom "Cottage" models, are expected to generate total revenue for the Company of approximately $24 million. Under the contracts, the Company is to complete delivery of these homes to a staging and inspection site in Mississippi within 75 miles of the Gulf Coast within 120 days from applicable orders to proceed, which the Company expects MEMA to issue in stages over the next one to six weeks. The Company will supply these homes from its plants in Millen, Georgia, and Addison and Winfield, Alabama.

On June 26, 2007, in anticipation of greater working capital needs to support these MEMA contracts, the Company amended its Amended and Restated Revolving Loan Agreement (the “Credit Facility”) with First Commercial Bank to increase the borrowing base from $25,000,000 to $30,000,000 through February 5, 2008. The amount available under the Credit Facility is limited by underlying collateral, as defined in the Credit Facility. This amendment operates as a temporary waiver of the tangible net worth requirement listed in the Credit Facility. The maturity date of the term loan remains unchanged. This description of the Eleventh Amendment to the Amended and Restated Revolving and Term Loan Agreement is not intended to be complete and is qualified in its entirety by the complete text of the amendment attached to this Form 8-K as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Eleventh Amendment to Amended and Restated Revolving and Term Loan Agreement between Cavalier Homes, Inc. and certain of its subsidiaries and First Commercial Bank dated June 26, 2007.

99.1	Text of Press Release dated June 27, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAVALIER HOMES, INC. (Registrant)
Date: June 27, 2007	By:	/s/ Michael R. Murphy
Michael R. Murphy Chief Financial Officer